MINING USUFRUCT AGREEMENT




                                With Respect to
              Prospecting for and Exploration and Exploitation of
                              Natural Gas and Oil

                                    Between

                               THE STATE TREASURY
                           OF THE REPUBLIC OF POLAND


                                      And

         APACHE POLAND Sp. Zo.o. and FX ENERGY POLAND Sp. Zo.o. (East),

                             commercial partnership




This Agreement is entered into this 14th day of October, 1997 by and between the STATE TREASURY OF THE REPUBLIC OF POLAND (herein the "Treasury"), represented by the Minister of Environmental Protection, Natural Resources and Forestry Mr. Stanislaw Zelichowski (herein the "Minister")

and

APACHE POLAND Sp. Zo.o. and FX ENERGY POLAND Sp. Zo.o. (EAST), COMMERCIAL PARTNERSHIP, a Polish commercial partnership, with its seat at Wal Miedzeszyuski 646, 03994 Warszawa, Poland, entered into the Commercial Register kept by the District Court in Warsaw, under number 317 (herein the "Partnership"), represented by Mr. David N. Pierce.

WHEREAS, the Partnership desires to explore for and exploit Natural Gas and Oil in the Republic of Poland; and

WHEREAS, the Partnership, through its partners and their parent company, has the experience, financial and technical ability and resources, and professional expertise efficiently to explore for, develop and exploit Natural Gas and Oil in the Republic of Poland; and

WHEREAS, the ownership of all Natural Gas and Oil existing in its natural condition within the territory of the Republic of Poland belongs to the Treasury;

NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 The following terms when used in this Agreement shall have the meaning ascribed to them in the Geological and Mining Law as in effect on the date of this Agreement:

     Prospecting

     Exploration

     Exploitation

     Geological Documentation

     Mineral Deposit

     Mining Area

     Geological Works

     Geological Works Plan

1.2 The following terms when used in this Agreement shall have the meaning ascribed to them hereunder:

     1.2.1 "Block" means any of the areas specified in Schedule "A". At the effective date of this Agreement there is one (1) Block, identified in Schedule "A" hereto as Block 298.

     1.2.2 "Concession" means an Exploration Concession or an Exploitation Concession.

     1.2.3 "Exploration Concession" means the Concession granted under the Geological and Mining Law for the Prospecting for and Exploration of Natural Gas and Oil of the type referred to in Article 15.2 of the Geological and Mining Law.

     1.2.4 "Exploitation Concession" means the Concession granted under the Geological and Mining Law for the Exploitation of Natural Gas and Oil of the type referred to in Article 15.2 of the Geological and Mining Law.

     1.2.5 "Concession Effective Date" as to any particular Concession means the date on which the Minister signs the Concession.

     1.2.6 "Concession Operations" means all or any of the operations covered by the applicable Concession.

     1.2.7 "Exploitation Period" means the thirty (30) years beginning on the Concession Effective Date of the last Exploitation Concession for which the Partnership has duly applied prior to the end of the Exploration Period, and with respect to any individual Mining Area from which Natural Gas or Oil in paying quantities is then being recovered, such Exploitation Period can be extended upon the Partnership's request so long as Natural Gas or Oil is being produced therefrom in paying quantities.

     1.2.8 "Exploration Period" means the First 3-Year Exploration Period and the Second 3-Year Exploration Period.

     1.2.9 "First 3-Year Exploration Period" means the three (3) years beginning on the Concession Effective Date of the last Exploration Concession issued to the Company for all eight (8) Blocks specified in Schedule "A"

     1.2.10 "Second 3-Year Exploration Period" means the three (3) years beginning on the first day after the end of the First 3-Year Exploration Period.

     1.2.11 "Mining Usufruct Area " means the Block or Blocks described in Schedule "A" excluding any portion thereof which is subject to third party mining usufruct regarding Oil and Gas, as more specifically described in Schedule B, and excluding any portion thereof in respect of which the Partnership's rights hereunder are from time to time relinquished or surrendered by the Partnership.

     1.2.12 "Oil" means mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

     1 2.13    "Designated Entity" means an entity designated by the Minister to represent it for certain purposes under this Agreement as set forth in
          Article XVII.

     1.2.14 "Natural Gas" or "Gas" means hydrocarbons that are in a gaseous state under normal atmospheric conditions of temperature and pressure, including wet gas, dry gas, casinghead gas and all other gaseous hydrocarbons including the residue gas remaining after the condensation or extraction of liquid hydrocarbons from gas, but excluding condensed or extracted liquid hydrocarbons.

     1.2.15 "Parties" means the Treasury and the Partnership, and "Party " means either of the Parties.

     1.2.16    "Geological and Mining Law" means the Act of February 4th, 1994.

                                   ARTICLE II
                        ESTABLISMENT OF MINING USUFRUCT

2.l The Minister acting on behalf of the Treasury, as the sole owner of the Mineral Deposits, hereby establishes in favor of the Partnership a mining usufruct in the Mining Usufruct Area regarding the Prospecting for, Exploration and Exploitation of Natural Gas and Oil. Such right is of an exclusive nature.

2.2 The mining usufruct regarding the Prospecting for and Exploration with respect to each Block is subject to the Partnership obtaining an Exploration Concession covering such Block. The mining usufruct regarding the Exploitation with respect to any area is subject to the Partnership obtaining an Exploitation Concession covering such area. The Minister agrees to use its best efforts leading to the issuance of eight Exploration Concessions covering all the eight (8) Blocks and leading to the issuance of Exploitation Concessions which may be requested by the Partnership from time to time, and to the designation and approval of Mining Area boundaries.

                                  ARTICLE III
                       GRANT OF RIGHTS AND EFFECTIVENESS

    This Agreement is effective when executed by both Parties, but may be terminated after sixty (60) days' written notice by the Partnership if any of the eight Exploration Concessions referred to in Article 2.2 is not granted within four (4) months after the Partnership submits the concession application.

3.2 The Partnership shall submit application for Exploration Concessions within ninety (90) days from the date hereof.

3.3 This Agreement shall terminate if no Exploration Concession is granted, or upon the expiry or withdrawal of the last Concession granted to the Partnership within the Mining Usufruct Area, or as otherwise provided by law and in Article 3.5 below.

3.4 Subject to this Article, the duration of this Agreement shall be for so long as any Concession granted to the Partnership within the Mining Usufruct Area remains in effect.

3.5 In order to ensure that certain rights of Polish Oil and Gas Company S.A. in Warsaw (POGC) are protected, the following provisions shall apply:

     3.5.1 Within twelve ( 12) months from the date hereof the Partnership shall submit to the Minister

          a. an agreement between the Partnership or its partners or their controlling entities and POGC which shall specify the terms of accession by POGC to the activities performed hereunder, together with a statement by POGC confirming that in connection with entering into such agreement POGC agrees to the Prospecting, Exploration and Exploitation of Oil and Gas within the Mining Usufruct Area by the Partnership; or

          b. a written statement by POGC including its consent to the conduct by the Partnership of the aforesaid activity without participation of POGC.

     3.5.2 Failing the documents specified in Article 3.5.1, the Treasury may terminate this Agreement, with respect to the whole or a part of the Mining Usufruct Area by 30 day written notice. In such a case:

          a. the Minister shall withdraw all or some of the Concessions, as appropriate; and

          b. the Partnership's obligations hereunder regarding the conduct of work or payments which have not been fulfilled prior to the serving of the termination notice shall cease.

                                   ARTICLE IV
                                  WORK PROGRAM

4.1 The Partnership will commence its work program not later than thirty (30) days after the beginning of the Exploration Period.

4.2  Geological and Geophysical Evaluation
     The Partnership will carry out and complete a regional evaluation during the First 3-Year Exploration Period which shall cover one or more Blocks. This evaluation will include the following:

          a. Analysis, interpretation and reprocessing of existing seismic data

          b.   Analysis of existing well log data

          c. Integration and evaluation of seismic, log, gravity and magnetic data

          d.   Identification of structural and stratigraphic traps

          e. Identification and analysis of potential reservoir rock characteristics

          f. Determination of appropriate drilling, completion and production techniques

          g.   Acquisition of 2-D seismic data over 500 km of seismic lines.

4.3  During the First 3-Year Exploration Period the Partnership shall drill two
     (2) exploratory wells to a depth of approximately 2,000 to 3,000 meters, as necessary to test a Carboniferous/Devonian objective. The first two wells may be located anyplace within the Mining Usufruct Area at the discretion of the Partnership.

4.4 Unless the Partnership has relinquished all of its interest in the Mining Usufruct Area on or before the end of the First 3-Year Exploration Period, then during the Second 3-year Exploration Period the Partnership will drill at least one well in each of the Blocks, excluding the Blocks which have been relinquished on or before the end of the First 3-Year Exploration Period and the Blocks in which a well was drilled during the First 3-Year Exploration Period. Each of such wells shall be drilled to the depth necessary to test a Carboniferous/Devonian objective, which is estimated to be 2,000 to 3,000 meters.

4.5 Conducing seismic acquisition or drilling on territories adjacent to existing mining establishments shall require coordination with the operation program of such establishments.

                                   ARTICLE V
                          DESIGNATION OF MINING AREAS

5.1 During the term of this Agreement, the Partnership may discover Natural Gas and Oil deposits which it believes can be extracted profitably, in which such case the Partnership shall prepare appropriate documents and request:

     5.1.1 approval of the Geological Documentation by the appropriate agency of the state geological administration; and

     5.1.2     an Exploitation Concession.

5.2 The Mining Area shall be designated based on geological documentation and it will include the entire surface area within the contour of the deposit of Natural Gas and Oil demonstrated by available seismic, gravity and well data.

5.3 The Partnership shall have the right to extract and exploit Natural Gas and Oil upon approval of Geological Documentation and issuance of the relevant Exploitation Concession.

                                   ARTICLE VI
                   OWNERSHIP OF DATA AND NATURAL GAS AND OIL

6.1 Ownership of all information and data obtained as a result of Concession Operations shall be vested in the Partnership. The Partnership shall, however, provide the Minister with the information and reports described in
     Article 8.5 and 8.6.

6.2 Ownership of all Natural Gas and Oil produced by the Partnership from the Mining Usufruct Area shall pass to the Partnership at the wellhead.

6.3 Area the Concession Effective Date of an Exploration Concession, the Partnership will have access to and the right to copy, free of cost other than reasonable costs of reproduction and handling, all geological, geophysical, geochemical, drilling, engineering, well log, and other information and data relating to Natural Gas and Oil owned or possessed by the Treasury or the Minister in relation to the Block covered by such Exploration Concession.

                                  ARTICLE VII
                                 RELINQUISHMENT

7.1 The Partnership shall relinquish part or parts of the Mining Usufruct Area as follows:

     7.1.1 At the end of the Exploration Period the Partnership shall relinquish all of the lands within the Mining Usufruct Area which are not within the boundaries of any Mining Areas that have been designated for Exploitation in connection with the issuance of an Exploitation Concession or duly applied by the Partnership for such designation.

     7.1.2 The Partnership may relinquish all or part of the Mining Usufruct Area at the end of the First 3-Year Exploration Period or at any time during the Second 3-Year Exploration Period subject to fulfillment of any accrued obligations.

7.2 The areas to be relinquished under this Article shall be determined by the Partnership, provided that areas to be relinquished shall be of sufficient size and convenient shape to enable activities to be carried out thereon by others. The Partnership shall give notice in writing to the Minister of said area(s) no later than thirty (30) days prior to the end of the relevant period, including a map showing said area(s) with the geographic location and the coordinates of the connecting points of the boundary lines. The Minister shall advise the Partnership within fifteen (15) days of such notice whether it agrees with the area(s) selected for relinquishment in accordance with the aforementioned criteria relating to size and shape.

                                  ARTICLE VIII
                             CONDUCT OF OPERATIONS

8.1 The Partnership is responsible for the conduct of the Concession Operations contemplated by this Agreement and the Concessions and is to provide all capital, machinery, equipment, technology and personnel necessary for the conduct of Concession Operations.

8.2 The Partnership shall conduct the Concession Operations diligently and in accordance with the laws of Poland and good international petroleum industry practices as designed to permit the economic, efficient and safe exploration for, and development and production of, Natural Gas and Oil.

8.3 The Minister will endeavor to provide the Partnership with assistance as described below when the Minister believes it is in the best interest of the Partnership to do so, but failure to provide the described assistance will not result in an extension of time in which the Partnership is to perform the relevant obligations, nor create any liability or responsibility on the part of the Treasury.

     8.3.1 The Minister will assist the Partnership in its application for and insofar as possible in granting by national and local Polish government of permissions required for the performance of Concession Operations, including, but not limited to, licenses, permits, approvals, authorizations, consents, visas, work permits, surface rights and easements.

     8.3.2 The Minister will assist in obtaining and providing to the Partnership such general information as may be reasonably required by the Partnership for planning and executing projects incidental to Concession Operations.

8.4 Prior to commencing any Geological Works, the Partnership shall submit to the Minister the applicable Geological Works Plan. The Partnership shall also notify the Minister in advance (two months in advance, if possible) of abandonment of any wells that have been in production. In the event such advance notice is not practical, or in the event of emergency, the Partnership shall notify the Minister within forty-eight (48) hours following such event.

8.5 The Partnership shall provide to the Minister or to the Designated Entity, as defined in Article XVII, data and information collected and compiled with respect to Concession Operations in the Mining Usufruct Area, as follows:

     8.5.1 one set of geological reports, studies, or interpretations and the maps, sections and other documents related thereto;

     8.5.2 one set of ail geophysical recordings, measurements and reports, with all maps profiles, sections, interpretations, studies, and other documents relating thereto, and copies of recordings (tapes or otherwise and all supporting data);

     8.5.3 one set of final well reports and composite logs representing the lithology and other parameters relating to each well drilled;

     8.5.4 a representative portion of all cores, samples, fluids and other materials taken from outcrops and wells; and

     8.5.5 one set of fluid measurements, analyses or other results in final form produced by or for the Partnership in connection with Concession Operations.

     All of such information shall be kept confidential by the Minister or the Designated Entity for a period of one year after it is provided.

8.6 The Partnership shall make such other reports to the Minister in such form, detail, and at such time as the Minister may reasonably require with respect to exploration, production, employment or training, or such other matters related to the conduct of Concession Operations hereunder, provided, however, that the Minister's requests for such reports shall not interfere unreasonably with the Partnership's ability to carry out Concession Operations efficiently or necessitate any undue expense. Pursuant to the above mentioned determination, the Partnership shall submit annually to the Minister a report of the progress of the work and a short memorandum of the results thereof.

8.7 The Partnership shall give prompt written notice to the Minister in the event of any change of the Partnership's name, organizational form, increase or decrease of the Partnership's capital structure, petition for bankruptcy, restructuring of debt, or liquidation. The Minister may request any necessary clarification in these matters.


                                   ARTICLE IX
                     PROTECTION OF THE ENVIRONMENT) SAFETY

9.1 The Partnership shall conduct Concession Operations in accordance with the laws of Poland and good international petroleum industry practice relating to the protection of the environment, including but not necessarily limited to the following:

     9.1. 1    The Partnership shall in particular take all commercially
          reasonable steps required by Polish law and good international petroleum industry practice to:

          a. ensure that its operations minimize ecological damage or destruction;

          b. control the flow and prevent the avoidable escape or waste of Natural Gas and Oil or ground water discovered in or produced from the Mining Usufruct Area

          c. prevent damage to Natural Gas and Oil or ground water bearing strata; and

          d. prevent damage to land, fresh water supplies, animal life, flora, crops, buildings or other structures.

     9. 1.2    If there is a release of Natural Gas or Oil or other material on land, fresh water, or any other form of pollution or other harm to fresh water, land, animal life or flora as a result of Concession Operations, the Partnership shall promptly take all necessary measures to control the pollution, to clean up any Natural Gas and Oil or released material, or to repair, to the extent commercially feasible, any damage resulting from such circumstances.

     9.1.3 In the event of an emergency the Partnership shall notify the Minister immediately and shall take such action as may be prescribed by the appropriate governmental authority and otherwise act in accordance with good international petroleum industry practice.

     9.1.4 The Partnership shall take steps to ensure restoration of the operating environment upon termination of the Concessions. The Partnership shall provide the Minister a copy of the plans for restoration of the operating environment that are required by law.

                                   ARTICLE X
                            EMPLOYMENT AND TRAINTNG

10.1 Subject to the applicable provisions of law, the Partnership shall be free to employ such personnel and sub-contractors as it may choose for the purpose of carrying out the Concession Operations. To the extent the Partnership deems it reasonable and prudent to do so, and as far as is consistent with efficient operations and with the Partnership's responsibility for the conduct of the Concession Operations, in recruiting employee candidates the Partnership shall give preference to Polish citizens who are qualified by education, training and experience to conduct the tasks for which they are considered; and in selecting subcontractors to carry out the Concession Operations in the Republic of Poland the Partnership shall give preference to Polish sub-contractors, provided they are competitive in terms of quality, cost, and the ability to meet required schedules.

10.2 The Partnership shall provide such training as it deems appropriate for Polish citizens. employed directly or indirectly in the Concession Operations during term of this Agreement.

10.3 Notwithstanding the above, the Partnership will spend US $25,000 per year during the Exploration Period on training of Polish citizens, as directed by the Minister. The amounts and kinds of such expenditures thereafter shall be determined from time to time by further agreement between the Partnership and the Minister.

                                   ARTICLE XI
                                   ASSIGNMENT

11.1 The Partnership has the right to assign or transfer ail or part of its rights and obligations under this Agreement to any affiliate or third party, subject to the requirement that the Partnership obtain the prior written consent of the Treasury, which consent shall not be unreasonably withheld or delayed provided that the Minister shall be satisfied that any such assignee shall be technically and financially able to carry out the terms and conditions of this Agreement.

11.2 A change of the legal persons who from the Partnership or a change of ownership of shares of any of such legal persons shall not be considered an assignment or transfer of rights under this Agreement.

                                  ARTICLE XII
                                 FORCE MAJEURE

12.1 Performance under this Agreement by the Partnership or the Treasury shall be excused in the event such performance is delayed or prevented by acts of Force Majeure. Acts of Force Majeure are events beyond the reasonable control of the Party claiming to be affected by any such event, which have not been brought about at its insistence and include, but are not limited to, war, insurrection, riot, civil disorder, embargo, blockade, explosion, fire, lightening, earthquake or other adverse weather conditions, strikes, non-availability of equipment or any other event of a similar nature, whether or not of the same type or kind. The foregoing is based on the proviso, however, that the Partnership or the Treasury, as the case may be, shall be required to use reasonable diligence to seek to overcome the obstacle and resume performance within a reasonable time after the obstacle is removed.

12.2 If Concession Operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations affected thereby, the duration of the relevant period of Concession Operations, the term of this Agreement, and all rights and obligations hereunder, all shall be extended for a period equal to the delay caused by the Force Majeure occurrence plus such period of time as is necessary to reestablish operations.

12.3 The Party whose ability to perform its obligations is so affected shall notify forthwith the other Party thereof in writing stating the cause, and the Parties shall do all that is reasonably within their power to remove such cause.

                                  ARTICLE XIII
                                  TERMINATION

13.1 The Partnership may relinquish all or any part of its rights and be relieved of the related obligations under this Agreement on sixty (60) days' notice to the Minister.

13.2 In the event the Partnership takes an action or fails to take an action which results in a material breach of this Agreement, then within ninety (90) days of receiving written notice from the Minister of such alleged material breach the Partnership shall take action reasonably intended to remedy such alleged breach. If within the time allowed the Partnership fails to take remedial action, then this Agreement may be terminated by the Minister on behalf of the Treasury on sixty (60) days' written notice.

13.3      Should the Partnership dispute the existence of circumstances in
     Article 13.2, the Partnership may refer the dispute at any time before the end of ninety (90) days after receipt of the notice of termination from the Minister to arbitration as provided by Article XIV and termination of the Agreement by the Minister on behalf of the Treasury shall not take effect except under the terms of any arbitration award which results.

13.4 Termination under this Article XIII shall take place without prejudice to any right which may have accrued to the Treasury or the Partnership under the Agreement prior to such termination.

                                  ARTICLE XIV
                                  ARBITRATION

14.1 Any dispute as to any matter or operation arising out of or in connection with this Agreement, including, without limitation, any dispute as to the validity, construction, enforceability or breach of this Agreement shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute to arbitration.

14.2 Arbitration proceedings shall be conducted by three (3) arbitrators in accordance with the Rules of UNCITRAL, the United Nations Commission on International Trade Law.

14.3 Unless otherwise agreed in writing by the Parties, the third arbitrator appointed pursuant to Article 14.2 shall not be a national of Poland or of the same nationality as the main shareholder(s) of Partnership.

14.4      In any arbitration proceeding hereunder:

     14.4.1 proceedings shall, unless otherwise agreed in writing by the Parties' be held in Warsaw, Poland;

     14.4.2 the Polish language shall be the official language for all purposes; and

     14.4.3 the decision of the majority of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction.

14.5 In case of arbitration, the Parties shall continue their performance of this Agreement unless it is impossible to do so for reason of Force Majeure or unless the Partnership's rights hereunder have been expropriated, nationalized or otherwise taken.

14.6 The costs of arbitration shall be borne in the manner determined by the arbitration tribunal.

14.7 Each of the Parties hereby irrevocably waives any and all claims to immunity in regard to the arbitration proceedings and any proceedings to enforce, recognize or execute any arbitral award rendered by a tribunal constituted pursuant to this Agreement including, without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of such of its property as is of a commercial nature from execution.

                                   ARTICLE XV
                         GOVERNING LAW AND STABLIZATION

15.1 This Agreement shall be governed by the laws of Poland and international treaties which Poland has adopted.

15.2 The Minister on behalf of the Treasury acknowledges that the Partnership has entered into this Agreement in reliance on the Polish law as in existence on the date the Partnership executes this Agreement, particularly the laws and ordinances relating to royalties, taxation, the export of Oil, the sale of Natural Gas, and the repatriation of profits. The Minister on behalf of the Treasury hereby represents that all rights granted to the Partnership hereunder are in conformity with Polish law as in effect on the date the Partnership executes this Agreement, as such law applies to the Partnership. In the event that any change to the law of Poland occurs or the Government takes any other action which restricts, divests or limits any rights or benefits accruing to the Partnership or which increases the Partnership's obligations or costs of operation under this Agreement or under the law of Poland, the Partnership may, at any time thereafter so notify the Minister in writing. Promptly upon receipt of such notice, the Minister and the Partnership shall meet to negotiate in good faith and agree upon the modifications which need to be made to the terms of this Agreement to restore the Partnership's rights and benefits to a level equal to what they would have been had such change not occurred, or upon such other remedy as they agree may be appropriate. In the event the Parties are unable to agree within ninety (90) days after the Partnership's notice to the Minister upon the modifications which are needed to the Agreement or upon such other remedy as may be required, then either Party may at any time thereafter refer the matter or matters in dispute to arbitration pursuant to Article XIV.

                                  ARTICLE XVI
                     MINING USUFRUCT FEES & OTHER PAYMENTS

16.1 The Partnership shall pay the Treasury a mining usufruct fee as follows:

     16.1.1 As mining usufruct fee with respect to the Prospecting and Exploration for the eight Blocks, the Partnership shall pay the Polish zloty equivalent of of US$25,500 within 60 days from obtaining the Exploration Concession

     16.1.2 Moreover, the Partnership will be obligated to pay the Treasury a mining usufruct fee with respect to Exploitation in Zlotys based on the market value of the reserves in place. The fee will be negotiated by the Treasury and the Partnership within the range of 0.01 to 0.5 per mil of market value of the reserves in place as determined in accordance with standard international petroleum industry engineering criteria. The mining usufruct fee shall:

          a. apply to only so much of the reserves that can be extracted using conventional primary recovery methods;

          b. be negotiated and determined with respect to each Mining Area at the time the boundaries thereof are designated pursuant to
               Article 5.2 above; and

          c. be payable in five consecutive annual installments, commencing on the date such Mining Area is designated and the applicable Exploitation Concession is issued.

     16.1.3 The mining usufruct fee shall be paid to the following bank account:

          Ministry of Environmental Protection, Natural Resources and Forestry Biuro Administracyjno-Budzetowe
          NBP 0/0 Warszawa
          account # 10101010-680-223-1
          title: 28.31.3996 S 64 - mining usufruct fee;

          or such other account as the Minister may notify to the Partnership in writing.

16.2 The concession fee referred to in Article 85 of the Geological and Mining Law of February 4, 1994 shall amount to the zloty equivalent of US $12.500 per each Exploration Concession covering one Block, payable in full within sixty (60) days from obtaining the Exploration Concession. Sixty percent (60%) of the fee shall constitute the revenue of the local authorities on whose territory the activities under the Concession are to be conducted and the remaining forty percent (40%) shall constitute the revenue of the National Fund for Environmental Protection and Water Management.

16.3 The Partnership envisages that it will spend the equivalent of US $5,000,000 during the First 3-Year Exploration Period and US$10,000,000 during the Second 3-Year Exploration Period, subject to positive results of the first phase of exploration.

                                  ARTICLE XVII
                               DESIGNATED ENTITY

17.1 The Minister may designate an entity of its choice to represent the Minister for the purposes of receipt and safekeeping of reports, interpretations, maps, data, cores, samples, and other information.

17.2 The appointment of a Designated Entity notwithstanding, the Treasury shall remain responsible to the Partnership for all of its obligations to the Partnership as provided herein.

17.3 The Minister shall notify the Partnership in writing of its naming of the Designated Entity, of the specific purpose to which such designation relates, and of all communication and other details which the Partnership requires to know about such Designated Entity. Such notification shall be made in good time to enable the Partnership to comply with its obligations hereunder and so as not to disrupt or delay Concession Operations.

                                 ARTICLE XVIII
                                    NOTICES

18.1 All notices, applications, requests, agreements, approval, consents, instructions, delegations, waivers or other communications to be given, submitted or made hereunder by any Party to another shall be sufficiently given if in writing and delivered in person to an authorized representative of the Party to whom such notice is directed or when sent by registered post, postage paid, or by telegram, telex, facsimile or cable, to the address or addressee of the other Party as follows, or to such other address as a Party may specify in writing to the other:

     for the Treasury   Jacek Wroblewski, Vice-Director
     or the Minister:   Department of Geology and
                        Geological Concessions
                        Ministry of Environmental Protection,
                        Natural Resources and Forestry
                        52/54 Wawelska Street, 00-922 Warsaw
                        Facsimile: 25-15-03
     for the
     Partnership:       David N. Pierce
                        Apache Poland Sp. z o.o. and FX Energy Poland
                        Sp. Zo.o. (East), Commercial Partnership
                        Wal Miedzeszynski 646,
                        03-994 Warszawa Poland
                        Facsimile: 671-66-4O, 671-97-72

18.2 Notices when given in terms of Article 18.1 shall be made in the Polish language, shall be effective when delivered, if delivered during business hours of working days; if received outside business hours such notices shall be effective on the next following working day.

18.3 The Partnership shall appoint, by written notice to the Minister, a plenipotentiary for cooperation with the Minister and other state authorities. Such plenipotentiary shall be authorized to act on behalf of the Partnership in any matters regarding this Agreement. The first such plenipotentiary shall be Mr. David N. Pierce. Any removal of plenipotentiary and appointment of a new one shall require a written notice to the Minister.

IN WITNESS WHEREOF, the representatives of the Parties to this Agreement being duly authorized have hereunto set their hands and have executed these presents this 14th day of October, 1997.

The Minister of Environmental Protection,
Natural Resources and Forestry
of The Republic of Poland.

/s/ Krzysztof Szamalek, Secretary of State

Apache Poland Sp. z o.o. and FX Energy Poland Sp. z o.o (East), Commercial Partnership

/s/ David N. Pierce



                                  SCHEDULE "A"

                MAP AND COORDINATES OF THE MINING USUFRUCT AREA

In the event of conflict between the coordinates specified below and the map attached hereto, the coordinates shall control.

The Mining Usufruct Area shall include the following Block:


  Block 298   E 22. 30' 00"    N 51. 30' 00"

              E 23. 00' 00"    N 51. 30' 00"

              E 22. 30' 00"    N 51. 15' 00"

              E 23. 00' 00"    N 51. 15' 00"


Excluding the following existing concession ares: Melgiew, and excluding for the purposes of Exploitation onlyh, the existing concession areas of Swidnik-Ciecierzyn, as more paritcularly described in Schedules B and C, respectively. However, the areas so excluded may be subject to Exploitation Concessions issued to the Partnership in the future, provided that the third party rights thereto shall have by then expired or shall have been acquired by the Partnership; in this case such areas shall be part of the Mining Usufruct Area.


[Attached is outline map of section  of Poland in which concessions are located containing grid of concession boundaries and numbers]



                                   Schedule B

      [Description of certain parcels excluded from concessions described]


                                   Schedule C
      [Description of certain parcels excluded from concessions described]